EXHIBIT 23.2

CONSENT OF MORRISON, BROWN, ARGIZ & FARRA, LLP

We consent to the incorporation by reference on Forms S-3 (File Nos. 333-109363 and 333-130363 and Forms S-8 (File Nos. 333-128814, 333-132897 and 333-140384) of our report dated February 26, 2007 with respect to the financial statements of Beach Bank at December 28, 2006 and December 31, 2005 and for the period ended December 28, 2006 and the year ended December 31, 2005 appearing in the 2006 Form 10-K of Sun American Bancorp.

/s/ MORRISON, BROWN, ARGIZ & FARRA, LLP

Miami, Florida

March 27, 2007